Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-288226 and 333-291991, as amended) of our report dated April 15, 2026, relating to the consolidated financial statements of Atlantic International Corp. as of and for the two years ended December 31, 2025 included in this Annual Report on Form 10-K for Atlantic International Corp., which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP
Las Vegas, Nevada
April 15, 2026
PCAOB ID No. 587
New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide